Exhibit 8.1



                          July 30, 1999



Board of Directors
IGA Federal Savings
213 West Street Road
Feasterville, Pennsylvania  19053

Board of Directors
JADE FINANCIAL CORP.
213 West Street Road
Feasterville, Pennsylvania  19053

Re:  IGA Federal Savings
     Plan of Conversion

Gentlemen:

     You have requested our opinion as to certain federal income tax consequences of the transactions contemplated by the Plan of Conversion adopted by the Board of Directors of IGA Federal Savings (the "Bank") on May 26, 1998, as thereafter rescinded, restated and adopted by the Bank on May 26, 1999 (the "Plan"), pursuant to which: (i) the Bank caused JADE FINANCIAL CORP. ("JADE") to be incorporated as a Pennsylvania-chartered corporation, and the Board of Directors of JADE adopted the Plan; and (ii) upon consummation of the transactions contemplated by the Plan, (A) the Bank will adopt a new charter in stock form (the "Conversion"), and thereby convert from a federally-chartered mutual savings institution to a federally-chartered stock savings institution (the "Stock Bank"), (B) JADE will offer and sell shares of its common stock (the "Conversion Stock") to certain participants in a subscription offering and, possibly, to members of the public in a community offering or public offering, and (C) JADE will use the proceeds of the sales of the Conversion Stock to purchase and acquire all of the capital stock of the Stock Bank, so that the Stock Bank will become a wholly-owned subsidiary of JADE.

     You have requested our opinion pursuant to Section 23 of the Plan. Except as otherwise expressly provided herein, when begun with a capital letter, terms which are used in this opinion or in Exhibit "A" to this opinion, and which are defined in the Plan, shall have the meanings given to such terms in the Plan.

     In connection with our opinion, we have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of the Plan and all exhibits thereto, the articles of incorporation or charter and bylaws of the Bank, the Stock Bank and JADE, the Registration Statement on Form SB-2 filed by JADE with the Securities and Exchange Commission in connection with the offering of Conversion Stock,
<PAGE 1> the officer's certificates, dated the date hereof,
delivered to us by the Bank and JADE, and such other documents as we have deemed necessary or appropriate for the opinions set forth below. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies, and the authenticity of all such documents. As to any facts material to the opinions set forth below, we have relied upon the foregoing documents and instruments, the assumptions set forth in Exhibit "A" hereto, and upon statements and representations of officers and other representatives of the Bank and JADE, including certain written representations of the management of the Bank and JADE annexed hereto. The opinions set forth below are conditioned on the initial and continuing accuracy of the facts, information, assumptions and representations contained in the aforesaid documents and instruments or otherwise referred to above.

     In preparing our opinion, we have considered applicable provisions of the Code, the Treasury regulations now in effect or proposed under the Code, current interpretive rulings and practice of the Internal Revenue Service, judicial authority and such other authorities as we have deemed relevant, all of which are subject to change, which change may be made with retroactive effect.

     Based solely upon the foregoing and upon the assumptions set forth or referred to herein, and subject to the qualifications and caveats set forth herein, we are of the opinion that, under present law, for federal income tax purposes:

     1. The Bank's adoption of a charter in stock form, known as the Conversion, will qualify as a tax-free reorganization under Section 368(a)(1)(F) of the Code;

     2. No gain or loss will be recognized by the Bank solely as a result of the Conversion;

     3. No gain or loss will be recognized by the Bank's account holders upon the issuance to them of accounts in the Stock Bank immediately after the Conversion, in the same dollar amounts and on the same terms and conditions as their accounts in the Bank immediately prior to the Conversion;

     4. The initial tax basis of each account holder's interest in the liquidation account in the Stock Bank will be equal to the value, if any, of such interest on the date and at the time of the Conversion;

     5. The initial tax basis of the Conversion Stock purchased in the Offerings will be equal to the amount paid therefor; increased, in the case of Conversion Stock purchased pursuant to the exercise of subscription rights, by the fair market value, if any, of such subscription rights;
  <PAGE 2>
     6. The holding period of the Conversion Stock purchased pursuant to the exercise of subscription rights will commence upon the exercise of such holder's subscription rights and, in all other cases, the holding period of purchased Conversion Stock will commence on the date following the date of such purchase; and

     7.   Account holders will recognize gain upon the receipt of
(a) an interest in the liquidation account in the Stock Bank, and
(b) subscription rights in the Subscription Offering, to the extent such holder's interest in the liquidation account to be established by the Stock Bank and subscription rights are deemed to have value.

     Notwithstanding the opinions set forth hereinabove, we call to your attention that the federal income tax consequences of the receipt, exercise and lapse of subscription rights are uncertain, and that the Internal Revenue Service has issued private letter rulings in transactions that are similar to the Conversion and the Offerings, which rulings may not be used or cited as precedent, in which the Internal Revenue Service has taken positions concerning the tax effects of the receipt, exercise and lapse of subscription rights that appear to be inconsistent or in conflict. Nevertheless, based upon the Code and the Treasury regulations, in the absence of persuasive or controlling authority, we believe that: (a) account holders should recognize gain on the receipt of subscription rights, to the extent such rights are deemed to have value; (b) such gain, if any, should be capital gain if or to the extent such rights were a capital asset in the hands of the account holder; (c) account holders should be allowed to recognize a loss upon and with respect to the lapse of unexercised subscription rights; and (d) while the issue is not free from doubt, such loss should be a capital loss if or to the extent such rights were a capital asset in the hands of the account holder. It is also possible that the Internal Revenue Service could assert, and the courts could agree, that the Bank or the Stock Bank should be (y) treated as distributing the subscription rights to participants in the Subscription Offering, and (z) required to recognize gain on the distribution of such rights to the extent, if any, such rights are deemed to have value.

     We call to your attention the fact that certain portions of this opinion relating to the federal income tax consequences to certain participants in the Subscription Offering may not be applicable to persons who receive subscription rights as compensation or to foreign persons or persons who, because of their circumstances or status, are subject to special federal income tax treatment. Moreover, the opinions expressed herein are conditioned on our assumption that neither the facts and assumptions relating to the Plan and the transactions contemplated by the Plan, nor the applicable federal law, will change between the date hereof and the consummation of such transactions.
  <PAGE 3>
     Except as set forth above, we express no other opinion as to the tax consequences of the Plan or the transactions thereunder, or to any person under federal, state, local or foreign laws.

     We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading "LEGAL AND TAX OPINIONS" in the related Prospectus. In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

                                   Very truly yours,

                                   STEVENS & LEE

                                   /s/ Stevens & Lee
  <PAGE 4>
                Exhibit "A" to Opinion of Counsel

                           ASSUMPTIONS

     1. Neither the Stock Bank nor JADE has any plan or intention to redeem or otherwise reacquire the stock to be issued by either of them in the proposed transactions. Neither the Conversion Stock nor the stock of the Stock Bank will be callable or subject to a put option.

     2. Immediately following consummation of the proposed transactions, the Stock Bank will possess the same assets and liabilities as were hold by the Bank immediately before the transactions, except for those assets used to pay expenses incurred in connection with the Conversion plus the capital contributed by JADE. Assets used to pay expenses of the Conversion (without reference to the expenses, if any, incurred with respect to the distribution by JADE of the subscription rights and the Community Offering) and all distributions (except for regular, normal interest payments made by the Bank immediately preceding the Conversion) will, in the aggregate, constitute less than 1% of the net assets of the Bank, and any such expenses and distributions paid by the Stock Bank will be paid from the proceeds of the sale of shares of the Stock Bank to JADE.

     3. The Stock Bank has no plan or intention to sell or otherwise dispose of any of its assets after the Conversion other than in the ordinary course of its business. Following the Conversion, the Stock Bank will continue the primary historic business conducted by the Bank prior to the Conversion.

     4. The Bank is not insolvent or under the jurisdiction of a bankruptcy or similar court, or in receivership, foreclosure or any similar proceeding in a federal or state court.

     5. Conversion Stock purchased pursuant to the Subscription Offering by Participants who are employees or independent contractors of the Bank, where the purchase is made in the Participant's status as an Eligible Account Holder or (if applicable) Supplemental Eligible Account Holder or Other Member, will not be issued at a discount from the price paid by any other Participant or as compensation. Any compensation to be paid to such employees (including the stock options, stock bonus awards and payments under employment arrangements) will be for services actually rendered and will be commensurate with the compensation that would be paid to third parties bargaining at arm's length for similar services.

          6. The aggregate fair market value of the "Qualifying Deposits" (as defined in Section 2.34 in the Plan of Conversion) held by Eligible Account Holders and (if applicable) Supplemental Eligible Account Holders as of the close of business on the Eligibility Record Date and (if applicable) the Supplemental
<PAGE 5> Eligibility Record Date will equal or exceed 99% of the aggregate fair market value of all savings accounts (including those accounts of less than $50) in the Bank as of the close of business on such dates.

          7. No cash or property will be given to Eligible Account Holders and (if applicable) Supplemental Eligible Account Holders or others in lieu of (a) subscription rights or (b) an interest in the liquidation account established by the Stock Bank.

          8. At the time of the proposed transactions, the fair market value of the assets of the Bank on a going concern basis will exceed the sum of the Bank's liabilities plus the amount of liabilities to which such assets are subject.

          9. The liabilities of the Bank assumed by the Stock Bank plus the liabilities, if any, to which the transferred assets are subject were incurred by the Bank in the ordinary course of its business and are associated with the assets transferred. There is no intercorporate indebtedness existing between JADE and the Bank which was issued, acquired or will be settled at a discount.

          10. There is no plan or intention for the Stock Bank to be liquidated or merged with another corporation following the proposed transaction. JADE has no plan or intention to dispose of any of the stock of the Stock Bank to be acquired pursuant to the proposed transactions.

          11. The Bank's Eligible Account Holders and (if applicable) Supplemental Eligible Account Holders will pay the expenses of the transaction solely attributable to them, if any. The Bank (or the Stock Bank) and JADE will each pay its own expenses of the transaction.

          12. The Eligible Account Holders' and (if applicable) the Supplemental Eligible Account Holders' proprietary interest in the Bank arises solely by virtue of the fact that they are account holders in the Bank.

          13. The fair market value of the Stock Bank's savings accounts and the interests in the liquidation account of Eligible Account Holders and (if applicable) Supplemental Eligible Account Holders after the Conversion will, in each instance, be equal to the fair market value of the Bank's savings accounts and the interests in the net worth of the Bank of each such Eligible Account Holder and (if applicable) each such Supplemental Eligible Account Holder prior to the Conversion.

          14. JADE will receive pursuant to the Plan shares of the Stock Bank and will own 100% of the outstanding stock of the Stock Bank. The Stock Bank has no plan or intention to issue additional shares of its stock following the transaction.
  <PAGE 6>
          15. The Bank currently utilizes the specific charge off method for bad debts and, following the Conversion, the Stock Bank will continue to utilize the specific charge off method for bad debts.

          16. The transactions contemplated by the Plan do not involve a receivership, foreclosure or similar proceeding before a federal or state agency.
  <PAGE 7>